GOLDEN PHOENIX TO SELL 100% OF ITS INTEREST IN THE

ASHDOWN PROJECT LLC TO WIN-ELDRICH MINES LIMITED

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SPARKS, NV, February 27, 2009 - Golden Phoenix Minerals, Inc. (OTC Bulletin Board: GPXM) and Win-Eldrich Mines Ltd. (TSXV: WEX) are pleased to announce execution of a binding memorandum of understanding that will consolidate 100% of the ownership interest in the Ashdown Project LLC to Win-Eldrich Mines Limited (“WEX”). WEX will pay US$5.3 million to Golden Phoenix (“GPXM”), which will be satisfied by the issuance by WEX of a secured promissory note for the full amount of the purchase price. The agreement amicably resolves all outstanding arbitration issues between the parties.

The material terms of the agreement include:

•	WEX to pay GPXM US$5,300,000 and assumes the majority of all obligations and liabilities held by the Ashdown Project LLC.
•	GPXM will hold a secured promissory note (“Note”) of WEX for the US$5,300,000 purchase price with a 72 month payment term.
•	Interest on the Note will be calculated on a quarterly basis at the prime rate plus 2% and capped at a maximum interest rate of 10%, with interest commencing from the date of the definitive agreement.
•	No payments of principal or interest under the Note will commence until April 1, 2010 and thereafter, principal and interest payments will be payable on a monthly basis.
•	Execution of the definitive Purchase Agreement and closing are expected to occur no later than April 1, 2009.
•	All litigation between the WEG and GPXM will terminate upon signing of the definitive agreement.
•	GPXM will retain no (NSR) net smelter royalty encumbrance against the property.
•	GPXM will have the right to appoint one representative to the WEX Board of Directors, and WEX will have the right to appoint one representative to the GPXM Board of Directors.
•	Completion of the sale transaction is subject to receipt of regulatory approval, financing and the entering into of the definitive Purchase Agreement.

Commenting on the sale, David A. Caldwell, CEO of Golden Phoenix said, “Extraordinary times have produced extraordinary solutions. This sale grants both our companies the freedom to move forward in their respective arenas. It gives Golden Phoenix the ability to focus on advancing the Mineral Ridge gold mine at a time when the gold market is seeking fully permitted near term production gold assets.”

Perry Muller, President of Win-Eldrich stated “With 100% undivided ownership, we now look to expand the known resource while maintaining the flexibility to optimize the operation to fit current market conditions. We believe that the resolution of the legal disputes coupled with the consolidation has strengthened our attractiveness to the capital markets and paves the way to move the project forward.”

For more information on Golden Phoenix Minerals, please visit their corporate website at http://www.Golden-Phoenix.com/.

Golden Phoenix Minerals, Inc. is a Nevada-based mining company committed to deliver value to its shareholders by acquiring, developing and mining superior precious and strategic metal deposits in North America using competitive business practices balanced by principles of ethical stewardship. Golden Phoenix owns the Mineral Ridge gold and silver property near Silver Peak, Nevada, the Northern Champion molybdenum mine in Ontario, Canada, and is majority owner of the Ashdown Project LLC gold and molybdenum property held jointly by Golden Phoenix Minerals, Inc. and Win-Eldrich Mines, Ltd. of Toronto, Canada through its US subsidiary, Win-Eldrich Gold, Inc.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements by David A. Caldwell, CEO, and other statements regarding optimism related to the business, expanding exploration and development activities and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products. In addition, actual results could vary materially based on changes or slower growth in the molybdenum and gold markets; the potential inability to realize expected benefits and synergies in the Company’s mining operations; domestic and international business and economic conditions; changes in the mining industry for base and precious minerals, especially molybdenum; unexpected difficulties in expanding production at the Company’s mines; changes in customer demand or ordering patterns for molybdenum; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of skilled miners; the need for additional capital and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONTACT:

Golden Phoenix Minerals Inc

Robert P. Martin, President (775) 853-4919

investor@golden-phoenix.com

Win–Eldrich

Perry Muller, President and Director of Win-Eldrich, at (402) 435-7206.

This news release includes certain forward-looking information within the meaning of applicable securities laws concerning the future performance of our business, its operations and its financial performance and condition, as well as management’s objectives, strategies, beliefs and intentions. Forward-looking information is frequently identified by such words as “may”, “will”, “plan”, “expect”, “anticipate”, “estimate”, “intend” and similar words referring to future events and results, including in respect of the completion of the purchase and sale of Ashdown and our future plans for Ashdown. Forward-looking information is based on the current opinions and expectations of management. All forward-looking information is inherently uncertain and subject to a variety of assumptions, risks and uncertainties, including the speculative nature of mineral exploration and development, including the uncertainty of resource and reserve estimates, operational and technical difficulties, fluctuating commodity prices, competitive risks, the availability of financing and compliance with applicable laws, including obtaining requisite permits, as described in more detail in our recent securities filings available at www.sedar.com. Actual events or results may differ materially from those projected in the forward looking information and we caution against placing undue reliance thereon. We assume no obligation to revise or update this forward-looking information.

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.